Exhibit 99.1

CHAMPION ANNOUNCES RECORD EARNINGS FOR 3RD QUARTER AND FIRST NINE MONTHS OF 2007 PLUS DIVIDEND APPROVAL

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced record third quarter net income of $1,031,000 or $0.10 per share for the three months ended July 31, 2007. This represents an increase of over 32% from the same period in 2006, when the figure was $777,000 or $0.08 per share.

Net income for the nine months ended July 31, 2007 represented record earnings and record core earnings of $3,689,000 or $0.36 per share on a diluted basis. This compares to $3,501,000 or $0.35 per share for the same period in 2006 and core net income of $3,325,000 or $0.33 per share on a diluted basis representing an 11% increase in core net income. Core net income does not include Hurricane Katrina-related insurance recoveries, net of expenses. The Company’s balance sheet reflected working capital of $27.7 million, book value per share of $4.70 and total shareholders equity of $46.8 million at July 31, 2007. During the first nine months of 2007 the Company had paid down approximately $200,000 of debt on a net basis, invested approximately $4.3 million in property, plant and equipment including non-cash investing and financing activities of approximately $1.7 million, paid its remaining obligation associated with the earn out of the Syscan acquisition in the amount of $1.4 million and recorded non-cash expenses associated with depreciation and amortization of approximately $2.8 million.

In addition, the Board of Directors announced the declaration of the Company’s quarterly dividend of six cents per share. The cash dividend will be paid on September 21, 2007, to shareholders of record on September 4, 2007.

➢	Record net income for the third quarter ended July 31, 2007.
➢	Record net income and core net income for the nine months ended July 31, 2007.
➢	58th consecutive quarterly dividend since the IPO in January 1993.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our fiscal third quarter was our best third quarter in Company history, while our results for the nine months ended July 31, 2007 represented the best nine months in the Company’s history. Our sales growth for the third quarter of 2007 represented top line increases of approximately 3.1% with the growth coming in the office products and office furniture segment. As we enter the fourth quarter of 2007, I am encouraged about the results for the year even in a situation where we have seen some overall sales compaction. We believe there are numerous opportunities available to grow our revenues, improve gross margin and reduce SG&A as a percent of sales. To this end, we are revisiting our core operations in an effort to improve profitability. We have spent considerable time in analyzing and preparing for the acquisition of The Herald-Dispatch in Huntington, WV, have received an underwritten commitment from a large financial institution to finance the transaction and are working through the final phases of the financing agreement and acquisition. We would expect this transaction to close by mid-September 2007.”

Revenues for the three months ended July 31, 2007 were $35.6 million compared to $34.5 million in the same period in 2006. This change represented an increase in revenues of $1.1 million or 3.1%. Revenues for the nine months ended July 31, 2007 decreased to $104.3 million from $108.2 million in 2006. This change represented a decrease in revenues of $3.9 million or 3.6%. The printing segment experienced a sales decrease of $3.3 million, or 4.2%, while the office products and office furniture segment experienced a decrease of $0.5 million, or 1.9%. Toney K. Adkins, President and Chief Operating Officer, noted, “Our sales growth in the third quarter was attributable to a strong performance from our office products and office furniture segment. I continue to be encouraged by our ability to monetize our operations as evidenced by higher operating income as a percent of sales for the third quarter and year to date over the comparable prior periods. We are still working to identify mechanisms to expand gross margin, identify top line enhancements and reduce SG&A to levels that will optimize performance.”

Mr. Reynolds concluded, “We are excited about the future prospects of Champion and the opportunities we have to generate substantial cash flow and EBITDA going forward. We believe that the Company is in a unique position and we look forward to the integration of The Herald-Dispatch into our operations. Any time an organization reports record earnings it is worth reflecting on how this was achieved. The outcome was achieved primarily as a consequence of strong simultaneous results in terms of operating profitability from both our printing and office products and office furniture segment. This was due in part to a refinement of our customer mix and service offerings leading to relatively stabilized gross profit percent when compared to the prior year and strong cost containment and reduction strategies in our SG&A line item for the year to date.”

    Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

    Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, general and economic business conditions in the Company’s market areas affected by Hurricane Katrina, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2007	2006	2007	2006
Printing	$24,667,000	$25,152,000	$75,825,000	$79,160,000
Office products & office furniture	10,925,000	9,358,000	28,520,000	29,063,000
Total revenues	$35,592,000	$34,510,000	$104,345,000	$108,223,000

Net income	$1,031,000	$777,000	$3,689,000	$3,501,000

Per share data:
Net income
Basic	$0.10	$0.08	$0.37	$0.36
Diluted	$0.10	$0.08	$0.36	$0.35

Weighted average shares outstanding:
Basic	9,963,000	9,865,000	9,954,000	9,786,000
Diluted	10,106,000	10,089,000	10,116,000	9,956,000

The following table is a reconciliation of net income as reported to core net income, which is defined as GAAP net income adjusted for insurance recoveries, net of expenses associated with Hurricane Katrina. The Company believes that events associated with Hurricane Katrina require additional disclosure and therefore, the Company has disclosed additional non-GAAP financial measures in an effort to make the quarterly financial statements more useful to investors.

	Three Months	Ended July 31,	Nine Months	Ended July 31,
	2007	2006	2007	2006
Net income	$1,031,000	$777,000	$3,689,000	$3,501,000
Insurance recoveries, net of expenses	-	-	-	176,000
Core net income	$1,031,000	$777,000	$3,689,000	$3,325,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492